Frontier Financial Corporation Withdraws Election of Early Adoptions of SFAS 159 and 157

EVERETT, WA -- 04/24/2007 -- Frontier Financial Corporation (NASDAQ: FTBK) has decided to withdraw its earlier decision of early adoption of Statements of Financial Accounting Standard (SFAS) 157 and 159, effective January 1, 2007.

In light of a recent interpretation by the Center for Audit Quality (CAQ), the Corporation has decided to withdraw its early adoption of SFAS 159 and 157. Based on due diligence performed by the Corporation prior to this recent interpretation, which included discussions with our outside auditors, Frontier proceeded with a balance sheet restructure. While management feels the balance sheet restructure is a good business decision, based on the CAQ interpretation Frontier determined it was not in the best interest of the Corporation or its investors to adopt SFAS 159 and 157 to account for the restructure. This restructuring is intended to adjust the asset-liability structure of the balance sheet to respond more effectively to potential interest rate changes reflected in the current yield curve. John Dickson, President and CEO of Frontier Financial Corporation, stated, "I'm disappointed and frustrated with the accounting industry and their related regulatory bodies. The final version of SFAS 159 released in February 2007, did not clearly delineate the "spirit and intent" the CAQ seemed to interpret. It is unfortunate the interpretation was not released until after many companies had elected early adoption."

Approximately $48.0 million of available-for-sale investment securities were sold with a net realized pre-tax loss of $1.0 million to be recognized in second quarter 2007 earnings. The securities chosen to be sold were those with the least attractive yield, cash flow and interest rate risk characteristics. Approximately $40.0 million of new securities were purchased with an overall yield 173 basis points higher than that of the securities that were sold.

In addition, $60.0 million of FHLB advances were paid off early resulting in a prepayment penalty of $1.5 million pre-tax to be charged to earnings in the second quarter of 2007. The advances chosen to be paid off early were those having the least attractive cost and interest rate risk characteristics. $60.0 million in new advances were purchased at a rate 126 basis points lower than the blended rates of the advances that were prepaid.

Because of this balance sheet restructuring, the Corporation expects pre-tax interest income to be enhanced by approximately $1.1 million per year resulting in an estimated "payback" of the initial charges to second quarter 2007 earnings of approximately 2 years. The Corporation estimates the restructure will improve net interest margin by 5.3 basis points on a go forward basis.

Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

Information herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A variety of factors could cause Frontier Financial Corporation's actual results to differ from those expected at the time of this release. Investors are encouraged to read the SEC report of Frontier, particularly its Form 10-K for the Fiscal Year Ended December 31, 2006, for meaningful cautionary language discussing why actual results may vary from those anticipated by management.

Contact:
John J. Dickson
President & CEO
425-514-0700

Lyle E. Ryan
President  & CBO
Frontier Bank
425-514-0700